Exhibit 10.16

December 22, 2014

Damian Lismore

Re: Your employment as Chief Financial Officer of Nexvet US, Inc.

Dear Damian:

On behalf of Nexvet US, Inc. (the “Company”), a wholly-owned subsidiary of Nexvet Biopharma plc, a company organized in the Republic of Ireland (the “Parent Company”), I am pleased to confirm your employment with the Company upon the following terms and conditions commencing upon the date (the “Start Date”) of the closing of the IPO (as defined by Section 8) of the Parent Company. Prior to the Start Date, you will continue to be employed by Nexvet Australia Pty Ltd, being a wholly-owned subsidiary of the Parent Company, upon the existing terms and conditions of your employment; provided, however, that Section 8 of this agreement (the “Agreement”) will be effective from the date on which the Parent Company files with the U.S. Securities and Exchange Commission a registration statement on Form S-1 with respect to the IPO (the “Filing Date”). All references to “$” are to United States dollars.

1. Position, Duties and Indemnification. Your position and title will be Chief Financial Officer of the Company and Parent Company, and you will report to the Parent Company’s Board of Directors (the “Parent Board”). In this position, your duties will consist of duties commensurate with your position and title as may be assigned to you from time to time in good faith by the Company or the Parent Board. Your employment with the Company is a full-time position, and in performing your duties you will devote your full business time and commercially reasonable efforts on behalf of the Company and Parent Company. Notwithstanding the foregoing, at any time after the first anniversary of the Start Date (or earlier if agreed with the Parent Board), it is acknowledged and agreed that, with the prior approval of the Parent Board (such approval not to be unreasonably withheld or delayed), you may engage in civic and not-for-profit activities, and serve on the boards of directors or serve as an advisor to non-competitive private or public companies so long as such activities do not materially interfere with the performance of your duties to the Company and Parent Company. As part of your employment, you may also advise the Parent Board and attend Parent Board meetings upon request for so long as you remain the Chief Financial Officer of the Parent Company. In addition, you will abide by all Company and Parent Company policies and directives as in effect from time to time, as well as all applicable laws. The Parent Company shall indemnify you pursuant to a separate agreement to the same extent that it indemnifies the Parent Board members and other most senior executive officers of the Parent Company.

2. Base Salary. The Company will pay you a base salary at the annual rate of $350,000.00 ($29,166.67 per month) in accordance with the Company’s standard payroll schedule. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek. You will be eligible for your first salary review and a comprehensive review of the key elements of your compensation package after the Parent Company achieves a market capitalization, as determined by reference to publicly available Parent Company stock trading data,

Damian Lismore

December 22, 2014

that exceeds $500,000,000.00, or as the Parent Board or the Compensation Committee determines in good faith from time to time, but in any event no later than the second anniversary of your Start Date. Adjustments to your salary or other compensation, if any, will be made by the Parent Board or Compensation Committee in its sole and absolute discretion.

3. Bonus. Your incentive (bonus) compensation, if awarded by the Parent Board or Compensation Committee, will be determined based on achievement by you, and the Company and Parent Company, as relevant, of objectives established by the Parent Board or Compensation Committee. Initial objectives will be established by the Parent Board or Compensation Committee and provided in writing to you within thirty (30) days after your Start Date. Such incentive (bonus) compensation will range on a sliding scale from 0% to 40% of your base salary for the given fiscal year for which such bonus is granted, based upon the achievement by you, and/or the Parent Company, as relevant to the bonus achievement criteria set by the Parent Board or Compensation Committee, for achieving as relevant, 0% to 100% of your personal objectives, and as relevant to the given fiscal year, the Parent Company’s corporate objectives for the given fiscal year, as determined in good faith by the Parent Board. Notwithstanding the above, your bonus for fiscal year 2015 shall be based upon your base salary for fiscal year 2015, with remuneration payments (including superannuation payments made in Australia on your behalf) made to you in currencies other than US dollars converted to US currency as at the date that those payments were made. The annual incentive bonus compensation will be earned by you if you remain employed on the last day of a given year. Any bonus awarded by the Parent Board will be paid to you in cash no later than ninety (90) days after the end of the fiscal year for which such bonus is earned and will be subject to relevant payroll tax withholdings and deductions. If your employment with the Company terminates as a result of an Involuntary Termination (as defined below), then you will be eligible for a pro-rata bonus, calculated in line with other executives in the Parent Company and in line with reasonable business practice.

4. Place of Work. Your primary place of work will be located in or within 50 miles of San Francisco, California or as the Parent Board may determine from time to time as being in the best interests of the Company and agreed with you, such agreement not to be unreasonably withheld or delayed.

5. Relocation Benefits. In order to assist you in relocating to the San Francisco Bay Area to serve in your position with the Company, the Company will provide you with a one-time relocation allowance of $50,700.00 (the “Relocation Allowance”). Subject to Section 12(b)(iii), the applicable portion(s) of the Relocation Allowance will be paid either directly by the Company for relocation expenses incurred by you or to you as a reimbursement of relocation expenses as soon as practicable following the month in which you have incurred such expenses. The Relocation Allowance is contingent upon your relocation to the San Francisco Bay Area prior to May 1, 2015 or such other date as agreed by the Board. The Relocation Allowance is intended to cover your costs in connection with such relocation, including, but not limited to, airfare for you and your family, rental car, relocation consultant, temporary housing and the shipping of household and personal effects. You will provide documentary evidence to the Company of the relocation expenses you have incurred in accordance with this Section 5. You agree that if you voluntarily resign from the Company within twelve (12) months after the Start Date, you will repay to the Company all payments made to you under this Section 5 within thirty (30) days after the date of such resignation, except in the case of an Involuntary Termination, as hereinafter defined.

Damian Lismore

December 22, 2014

6. Business Expenses. The Company will reimburse you for your commercially reasonable business expenses incurred in connection with your duties, upon presentation by you to the Company of appropriate supporting documentation, and otherwise in accordance with the Company’s applicable policies with respect to such reimbursement and Section 12(b)(iii) below.

7. Paid Time Off and Employee Benefits. On the Start Date, you will be credited with the number of hours of unused annual leave and personal / carer’s leave you have accrued with Nexvet Australia Pty Ltd. Beginning with the next calendar year following the Start Date, you will be provided no less than 200 hours of paid time off (“PTO”) per calendar year of employment with the Company. 1/12th of your annual PTO allowance will accrue each month and a pro rata entitlement will apply for each part month. The Company’s PTO program applies to any absence from work not otherwise covered by a specific time off benefit such as holiday pay. PTO covers all scheduled vacation or personal time off as well as unscheduled time off due to personal illness, emergencies and the like. Your annual PTO allowance will increase to 240 hours after 18 November 2018. Unused PTO carries over from year to year to a maximum of 240 hours. Your usage of PTO will be subject to the Company’s other policies in relation to PTO and, with authorization from the CEO, you may take up to 40 hours more time off than you have accrued. In addition, if you have relocated to the San Francisco Bay Region (or such other area as may be determined by the Board as being in the best interests of the Company) in accordance with Section 5, you will be entitled to reimbursement in accordance with Section 12(b)(iii) below of up to $10,000.00 from the Company per Company fiscal year for your expenses for an annual vacation trip for you and your family during the fiscal years ending in 2016, 2017 and 2018. You also will be eligible to participate in the Company’s benefits plans according to the terms and conditions of such benefit plans as in effect from time to time, such as, for example purposes only, group health insurance plans and pension and retirement plans. The Company may implement and change its benefit plans from time to time as determined by the Board.

8. IPO Option.

(a) Grant of Option. As soon as practicable after the pricing of an initial public offering of the Parent Company’s capital stock (the “IPO”) pursuant to a definitive written agreement between the Parent Company and the underwriter(s) engaged by the Parent Company for such IPO, and subject to your continued employment with Nexvet Australia Pty Ltd through such date, the Parent Board will grant to you a nonstatutory stock option (the “IPO Option”) pursuant to the Parent Company’s 2014 Equity Incentive Plan or its successor (the “Plan”) to purchase 100,000 ordinary shares of the Parent Company’s capital stock. Unless otherwise required by applicable law, the exercise price per share subject to the IPO Option (“IPO Option Exercise Price”) will be the greater of $15.00 (as adjusted pro rata to reflect any change in the Parent Company’s capital structure) and the public offering price in the IPO. The IPO Option will vest and become exercisable (i) with respect to 20% thereof upon the closing of the IPO and (ii) with respect to the remaining 80% thereof in 16 substantially equal installments on the last day of each of the 16 consecutive calendar quarters commencing after the closing of the IPO; provided, however that the IPO Option will become 100% vested and exercisable in full as of a date specified by the Parent Board prior to the consummation of a Change in Control (as defined below), provided that your service with the Company has not terminated prior to such date. The IPO option will be subject to the terms and conditions of the appropriate form of option agreement approved by the Parent Board for use under the Plan, which you will be required to execute.

Damian Lismore

December 22, 2014

(b) Change in Control Prior to IPO. If a Change in Control (as defined in Section 13) is consummated on or after the Filing Date but prior to the Start Date, and if the Parent Company has not granted the IPO Option to you prior to the consummation of such Change in Control, then, provided that your employment with Nexvet Australia Pty Ltd has not terminated prior to the consummation of the Change in Control, the Parent Company shall pay to you an amount in cash equal to one-third of 1% of the amount that otherwise would be payable to the holders of the capital stock of the Parent Company pursuant to the Change in Control transaction, net of the repayment of the liabilities of the Parent Company not assumed by the acquirer in such transaction and the expenses incurred by the Parent Company in connection with such transaction, but without reduction for the amounts payable to you pursuant to this Section 8(b) and to the Company’s Chief Executive Officer and Chief Scientific Officer under similar arrangements. The amount payable to you pursuant to this Section 8(b), if any, will be paid to you at the same time(s) and subject to the same terms and conditions that apply to the payment of transaction consideration to the holders of the capital stock of the Parent Company, and in any event in a manner that complies with the requirements for payment of “transaction-based compensation” within the meaning of United States Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).

(c) Change in Control After IPO. If a Change in Control (as defined in Section 13) is consummated on or after the Start Date, and if the Parent Company has not granted the IPO Option to you prior to the consummation of such Change in Control, then, provided that your employment with the Company has not terminated prior to the consummation of the Change in Control, the Company shall pay to you an amount in cash in a single lump sum within 60 days following the consummation of the Change in Control calculated as (i) minus (ii), where (i) and (ii) are defined as:

(i) 100,000 multiplied by the closing market price of one (1) ordinary share of Parent Company capital stock determined on the date immediately prior to the Change in Control; and

(ii) 100,000 multiplied by the IPO Option Exercise Price (as adjusted pro rata to reflect any change in the Parent Company’s capital structure).

9. Annual Equity Awards. Subject to the approval of the Parent Board and provided that your employment with the Company has not previously terminated, you will be eligible to be granted an award under the Plan as soon as practicable but no later than 31 August in each fiscal year of the Parent Company commencing after the IPO (the “Annual Equity Award”). Each Annual Equity Award may be any type of award authorized under the Plan and will have an Award Value (as defined below) of up to $400,000.00, with the Award Value of any Annual Equity Award determined by the Parent Board in its discretion. For the purposes of this Section, “Award Value” means a value ascribed to an Annual Equity Award by the Parent Board, in its discretion, as of the date of grant of the Annual Equity Award. Each Annual Equity Award may vest on the basis of such service and/or performance or other conditions as may be established by the Parent Board; provided, however that each Annual Equity Award will become 100% vested and exercisable in full (if applicable) as of a date specified by the Parent Board prior to the consummation of a Change in

Damian Lismore

December 22, 2014

Control (as defined below), provided that your service with the Company has not terminated prior to such date. Each Annual Equity Award will be subject to the terms and conditions of the appropriate form of award agreement approved by the Parent Board for use under the Plan, which you will be required to execute.

10. Employment Relationship. Your employment with the Company is “at will,” and for no specific period of time, and thus either you or the Company may terminate your employment at any time and for any reason, with or without cause upon written notice by the terminating party to the other party. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed by action of the Board in good faith from time to time during the term of your service of the Company, the “at-will” nature of your employment may only be changed in an express written agreement to such effect signed by you and a duly authorized officer of the Company other than you who has been authorized by the Board to execute such written agreement on behalf of the Company.

11. Termination of Employment. If you voluntarily terminate your employment with the Company at any time for any reason, other than your Resignation for Good Reason (as defined below), you must provide at least three (3) months’ notice and you will be entitled to your base salary then in effect prorated through until your termination date, as well as any accrued but unused vacation and all amounts and benefits earned or incurred pursuant to Section 3, Section 6, Section 7, Section 8 and Section 9 through the last day of your employment (the “Accrued Rights”), and you will not be entitled to any other compensation or benefits from Company.

(a) Termination for Cause, Death, or Disability. If the Company terminates your employment for Cause (as defined below, and as determined in the discretion of the Board) or if your employment with the Company terminates as a result of your death or Disability, as defined below, you will be entitled to your Accrued Rights, and you will not be entitled to any other compensation or benefits from the Company. If the Company offers death or Disability benefits to an executive officer of the Company in the future, you will be entitled to similar death or Disability benefits, so long as such benefits are compliant with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Involuntary Termination Other Than In Connection With a Change in Control. If your employment with the Company terminates as a result of an Involuntary Termination (as defined below), then you will be entitled to your Accrued Rights. In addition, you will be entitled to the benefits described in this Section 11(b) (the “Severance Benefits”) provided that you have (i) returned all of the Company’s and Parent Company’s property in your possession, and (ii) executed and not revoked a full and complete release of all claims against the Company and related persons in the form set forth in Exhibit A hereto (the “Release”), and the Release has become effective in accordance with its terms on or before the 60th day following the date of your termination of employment with the Company. The Severance Benefits consist of:

(i) Continued payment by the Company of your monthly base salary rate (determined by your annual salary rate in effect at the time of your Separation without regard to a reduction that would constitute Good Reason) for a period of six (6) months after your Separation (as defined below) (the “Salary Continuation Benefit”).

Damian Lismore

December 22, 2014

(ii) Payment to you by the Company of an aggregate amount, net of required withholding taxes, equal to the product of (A) six (6) and (B) the monthly amount the Company was paying for coverage of you and your eligible dependents, if any, under the Company’s health insurance plans in which you and your eligible dependents, if any, were participants as of the day of your termination of employment (the “Health Benefit”). The aggregate amount of the Health Benefit will be apportioned on the basis of six (6) monthly installments and paid, net of applicable withholding taxes, at the same time and in the same manner as the Company’s payment of the Salary Continuation Benefit.

(iii) If your termination of employment occurs after the first day of a given fiscal year of the Parent Company, and if the Parent Company has not yet granted your Annual Equity Award in the fiscal year that your termination occurs, the Company shall, acting in good faith, pay you an amount of cash (the “Annual Equity Award Benefit”) equal to the product determined by multiplying (A) the greater of (x) the Award Value of the Annual Equity Award that you otherwise would have received for the fiscal year of your termination of employment and (y) the Award Value of the Annual Equity Award granted to you during the immediately preceding fiscal year, by (B) a ratio, the numerator of which equals the number of days elapsed from the beginning of the immediately preceding fiscal year to the date of your termination of employment, and the denominator of which equals the total number of days contained in the current fiscal year.

(iv) Any portions of the IPO Option and Annual Equity Awards granted to you prior to your Separation that remain unvested as of the date of your Separation will become 100% vested and exercisable in full for the remainder of the option term as if your employment had not terminated (if applicable) as of your termination date.

The Annual Equity Award Benefit will be paid, and the Salary Continuation Benefit and Health Benefit payments will commence, on the next Company payroll date following the effective date of the Release, and the first payment will include any unpaid amounts accrued from the date of your Separation. Notwithstanding the foregoing, to the extent the payment of the Annual Equity Award Benefit, the Salary Continuation Benefit and/or the Health Benefit constitute “deferred compensation” within the meaning of Section 409A of the Code, and if the period beginning on the date of your Separation and ending on the first Company payroll date occurring on or after the date which is sixty (60) days thereafter spans two (2) calendar years, then the payment of the Annual Equity Award Benefit will be made, and the Salary Continuation Benefit and Health Benefit will commence, on the first payroll date occurring on or after the date which is sixty (60) days following your Separation date (provided the other requirements for receipt of such Severance Benefits have been met), subject in each case to the provisions of Section 12(b)(ii) below.

(c) Involuntary Termination In Connection With a Change in Control. If

Damian Lismore

December 22, 2014

your employment with the Company, the Parent Company or any successor in interest to the Company or Parent Company that has assumed the Company’s or Parent Company’s obligation under this Agreement terminates as a result of an Involuntary Termination immediately prior to, upon, or within twelve (12) months following, a Change in Control, then, you will be entitled to your Accrued Rights. In addition, provided that you have (i) returned all of the Company’s and Parent Company’s property in your possession, and (ii) executed and not revoked the Release and the Release has become effective in accordance with its terms on or before the 60th day following the date of your termination of employment with the Company, you will be entitled to receive the Severance Benefits set forth in Section 11(b), payable at the time(s) and subject to the conditions set forth therein, provided that the Salary Continuation Benefit and the Health Benefit will each be for a period of twelve (12) months (the “Change in Control Severance Benefits”) in lieu of the period for such benefits described in Sections 11(b)(i) and (ii).

12. Tax Matters.

(a) Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Certain Provisions Respect to Section 409A of the Code.

(i) For purposes of Section 409A of the Code, each installment payment of Salary Continuation Benefit and the Health Benefit is hereby designated as a separate payment.

(ii) If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the Severance Benefits or Change in Control Severance Benefits, as applicable, to the extent that they are treated as deferred compensation subject to Section 409A of the Code, will commence on the payroll date following the earlier of (A) expiration of the six (6) month period measured from your Separation or (B) the date of your death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the payment of Severance Benefits or Change in Control Severance Benefits, as applicable, commence.

(iii) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement will be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits will be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

(iv) The Company intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement will be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any

Damian Lismore

December 22, 2014

particular tax effect for income provided to you pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement.

(c) Section 280G Excise Tax Matters.

(i) In the event that any payment in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise in connection with, or arising out of, your employment with the Company (collectively, the “Payments”), would, but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the Payments shall be either: (1) delivered in full, or (2) delivered as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. Any reduction under this Subsection shall be applied first to Payments that constitute “deferred compensation” (within the meaning of Section 409A of the Code and the regulations thereunder). If there is more than one such Payment, then such reduction shall be applied on a pro rata basis to all such Payments. Notwithstanding the foregoing, if required by the individual, entity or group which will control the Company upon the occurrence of a Change in Control, the Company and you shall take all actions necessary to comply with the stockholder vote requirements necessary to obtain the exemption under Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder, if available to the Company, for the portion of the Payments that would otherwise be subject to the Excise Tax.

(ii) An initial determination as to whether a reduction in the Payments is required pursuant to this Agreement and the amount of such reduction shall be made by the Company. The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to you within fifteen (15) days of the Change in Control or the date of your termination of employment, as applicable, or such other time as requested by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax). If requested by you, the Company shall furnish you, at the Company’s expense, with an opinion reasonably acceptable to you from the Company’s accounting firm (or an accounting firm of equivalent stature reasonably acceptable to you) that there is a reasonable basis for the Determination.

(d) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

Damian Lismore

December 22, 2014

13. Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:

“Cause” means the occurrence of any of the following:

(a) Your gross negligence, gross misconduct or your refusal to perform your duties and responsibilities to the Company after you have received a written description of such failure and been provided with thirty (30) days to cure such failure, or your material breach of your fiduciary duties to the Company. Any willful act or acts or omission or omissions by you that have a material adverse effect on the Company’s reputation or financial statements will be deemed to be such a breach of your duties and responsibilities to the Company; provided, however, in all such cases, you will have been given a written description of such failure or breach and thirty (30) days to cure the breach.

(b) Your conviction of, or plea of nolo contendere to, a felony, in which case, notwithstanding anything set forth in this Agreement, the Company may immediately terminate your employment for Cause.

(c) Your engagement in acts of embezzlement or material dishonesty; in which case, notwithstanding anything set forth in this Agreement, the Company may immediately terminate your employment for Cause.

“Change in Control” means: (a) a merger or consolidation or the sale, or exchange by the stockholders of the Parent Company of all or substantially all of the capital stock of the Parent Company, where the stockholders of the Parent Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (b) any transaction or series of related transactions to which the Parent Company is a party in which in excess of fifty percent (50%) of its voting power is transferred, other than any such transfer in which the stockholders of the Parent Company immediately before such transfer obtain or retain, directly or indirectly, more than fifty percent (50%) of the beneficial interest in the voting power of the voting stock or other voting equity of the corporation or other entity to which the voting power of the Parent Company was transferred, or (c) the sale or exchange of all or substantially all of the Parent Company’s assets, other than a sale or transfer to a subsidiary of the Parent Company as defined in Section 424(f) of the Code, in which the stockholders of the Parent Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Parent Company’s assets, in substantially the same proportion as before such transaction.

“Disability” means “disability” as defined by the long-term disability plan or policy adopted by the Company covering you, and in lieu of such plan or policy, it means a “permanent and total disability” as defined by Section 22(e)(3) of the Code.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within ninety (90) days after one of the following conditions has come into existence without your consent:

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December 22, 2014

(a) The material breach by the Company of any of its obligations under this Agreement; or

(b) Without your express written consent, a material reduction of your duties, position or responsibilities or your removal from such position and responsibilities, or a reduction in the level of supervisor within the organization to whom you report; or

(c) Without your express written consent, a material reduction in your base salary, unless such reduction is made in connection with a company-wide cost reduction effort; or

(d) The Company’s requirement that you report to a primary work location that is not within the region described in Section 4; or

(e) A material reduction in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced such that the reduction constitutes a “material negative change” to your employment relationship (within the meaning of Section 1.409A-1(n)(2) of the United States Federal Treasury Regulations), unless such reduction is made in connection with a company-wide cost reduction effort of similar scope for all similarly situated employees.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within thirty (30) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

“Separation” means a “separation from service,” as defined in Section 409A of the Code and/or the regulations and other guidance issued by the Internal Revenue Service or the Department of Treasury under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause other than for death or Disability.

14. Interpretation, Amendment and Enforcement. Other than the terms of the awarding of options to you pursuant to the Company’s superseded long term incentive plan and the terms of the Employee Incentive Plan which comes into effect at the IPO, and other than the deed of indemnity to be entered into pursuant to Section 1, this Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company with respect to the subject matter hereof, and constitutes the complete agreement between you and the Company regarding the subject matter hereof. This Agreement may not be amended or modified except by a written Agreement signed by both you and a duly authorized officer of the Company that explicitly states the intent of both parties hereto to supplement the terms herein. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the State of California, excluding its laws relating to conflicts of law or choice of law. You and the Company submit to the exclusive personal jurisdiction of, and venue in, the U.S. federal and State of California courts located in San Francisco, California in connection with any dispute or any claim related to any dispute between the parties hereto related to or arising from this Agreement.

Damian Lismore

December 22, 2014

15. Successors and Assigns. This Agreement is personal to you and may not be assigned by you in whole or in part. Any purported assignment by you will be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement will inure to the benefit of the Company and to such successors and assigns.

16. Remedies. In the event of a breach or threatened breach by you of this Agreement, you hereby consent and agree that the Company will be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

17. Severability. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way and will be construed in accordance with the purposes and tenor and effect of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but both of which together will constitute one instrument.

19. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

This offer is contingent upon your: 1) signing and providing to the Company the Company’s standard Employee Proprietary Information and Inventions Agreement; and 2) providing the Company with a true and correct copy of appropriate documents establishing your identity and right to work in the United States.

[SIGNATURE PAGE FOLLOWS]

Damian Lismore

December 22, 2014

You may accept this offer by signing and dating the enclosed duplicate original of this Agreement and returning it to me by email to chris.brown@gibbshill.com.au not later than 5:00 PM California time on 29 December, 2014.

Very truly yours,

NEXVET US, INC.

By:	/s/ Christopher Nigel Brown
Name:	Christopher Nigel Brown
Title:	Director

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER AND THE TERMS OF THIS AGREEMENT:

/s/ Damian Lismore
Damian Lismore

Date signed:	22 December 2014

ACCEPTED AND AGREED TO:

NEXVET BIOPHARMA PLC

By:	/s/ Joseph McCracken
Name:	Joseph McCracken
Title:	Director

By:	/s/ Christopher Nigel Brown
Name:	Christopher Nigel Brown
Title:	Director